BARNWELL INDUSTRIES, INC.

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                       Amendment to 2004 Proxy Statement

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To the Stockholders of
BARNWELL INDUSTRIES, INC.:

         When reviewing the Proxy Statement of Barnwell Industries, Inc., which was mailed to stockholders on January 15, 2004, please note the following additions:

1) After the last full sentence on page 2 of the Proxy Statement (that Barnwell Industries, Inc. has no standing nominating committee) the following should be inserted:

          "The Board of Directors believes that it is appropriate for the Company not to have a nominating committee because a majority of the Board of Directors is currently independent, and, therefore, a nominating committee is not required to keep the nomination process independent. Each director on the Board of Directors participates in the consideration of all director nominees."

2) On page 3, immediately prior to the section entitled "Report of the Audit Committee", the following should be inserted:

          "The Board of Directors has a process for stockholders to send communications to the Board of Directors. Stockholders may send any communication to the Board of Directors, as a whole, by mail to the Company's address listed on page one of the Proxy Statement, to the attention of Russell M. Gifford, Secretary. All such communications will be forwarded to the Board of Directors. If a stockholder wishes to send a communication to an individual director, he or she may do so by mail to the address listed on page 8 of the Proxy Statement. Two members of the Board of Directors attended the 2003 Annual Meeting of Stockholders of the Company."

                                 By Order of the Board of Directors,

                                          /s/  Russell M. Gifford

                                          RUSSELL M. GIFFORD
                                                   Secretary

Dated:  January 20, 2004